Exhibit 99.1

Calgon Carbon Announces First Quarter Results
PITTSBURGH, PA – April 29, 2010 – Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2010.
The company reported net income of $9.0 million for the first quarter of 2010, as compared to net income of $6.0 million for the first quarter of 2009. On a fully diluted share basis, earnings per common share for the first quarter of 2010 were $0.16 versus $0.11 for the first quarter of 2009.
Net sales for the first quarter of 2010 were $102.9 million, a $13.6% increase over net sales of $90.6 million for the first quarter of 2009. Currency translation had a $2.2-million positive impact on sales for the first quarter of 2010 due to the weaker dollar.
For the first quarter of 2010, sales for the Activated Carbon and Service segment increased 16.3% as compared to the first quarter of 2009, primarily due to higher demand for activated carbon products in the environmental air treatment market. Higher demand for activated carbon products in the municipal and respirator markets also contributed to the increase. Equipment sales declined by 6.8% in the first quarter of 2010 versus the comparable period in 2009, principally due to lower revenue for ion exchange systems. An increase of 17.5% in Consumer sales for the first quarter of 2010 versus the comparable period in 2009 was attributable to higher demand for activated carbon cloth products.
Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the first quarter of 2010 was 36.1% versus 32.5% for the first quarter of 2009. A combination of higher volume and pricing on certain carbon and service products accounted for the increase.
Selling, administrative and research (SG&A) expenses for the first quarter of 2010 were $19.7 million versus $16.7 million for the comparable period in 2009, and included $1.3 million related to acquisitions completed during the first quarter of 2010. Increases in research and development activity and employee-related expenses also contributed to the higher SG&A as compared to the first quarter of 2009.
Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com

Other income (expense)-net for the first quarter of 2010 was income of $1.9 million versus expense of $0.4 million for the comparable period in 2009. The first quarter of 2010 results included pre-tax gains totaling $2.2 million related to acquisitions that occurred during the quarter.
Calgon Carbon’s board of directors did not declare a quarterly dividend.
Commenting on the quarter, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “We are off to a good start in 2010, given that the first quarter is typically the weakest of the year. We are encouraged by the increase in demand for activated carbon in the first quarter, especially in the municipal market, as it may signal that a recovery is underway in one of our important traditional markets.
We are also pleased with the additions we made to our company in the first quarter. The acquisition of Zwicky Denmark and Sweden and the increase in our ownership of Calgon Carbon Japan strengthen our position in the activated carbon industry in Europe and Asia. The addition of Hyde Marine expands our capability in ultraviolet light technology and provides immediate entry into the new global market for ballast water disinfection.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	March 31,
	2010	2009
Net Sales	$102,927	$90,633

Cost of Products Sold	65,791	61,214

Depreciation and Amortization	5,077	3,776

Selling, Administrative & Research	19,651	16,707

	90,519	81,697

Income from Operations	12,408	8,936

Interest Income (Expense) — Net	108	106

Other Income (Expense) — Net	1,913	(428)

Income From Operations Before Income Tax and Equity in Income from Equity Investments	14,429	8,614

Income Tax Provision	5,559	3,081

Income from Operations Before Equity in Income from Equity Investments	8,870	5,533

Equity in Income from Equity Investments	112	441

Net Income	$8,982	$5,974

Net Income per Common Share
Basic and Diluted	$.16	$.11

Weighted Average Shares
Outstanding (Thousands)
Basic	55,708	54,117

Diluted	56,725	56,079
Calgon Carbon Corporation • 400 Calgon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com

Calgon Carbon Corporation
Segment Data:

Segment Sales	1Q10	1Q09
Activated Carbon and Service	90,452	77,763
Equipment	10,160	10,899
Consumer	2,315	1,971

Total Sales (thousands)	$102,927	$90,633
Segment

Operating Income (loss)*	1Q10	1Q09
Activated Carbon and Service	17,687	11,882
Equipment	(315)	975
Consumer	113	(145)

Income from Operations (thousands)	$17,485	$12,712

*	Before depreciation and amortization.
Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$46,707	$38,029
Restricted cash	1,768	5,556
Receivables	82,720	64,304
Inventories	100,165	84,587
Other current assets	28,866	29,369

Total current assets	260,226	221,845
Property, plant and equipment, net	162,336	155,100
Other assets	42,372	48,773

Total assets	$464,934	$425,718

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$14,777	$—
Current portion of long-term debt	2,569	—
Other current liabilities	72,144	62,021

Total current liabilities	89,490	62,021
Long-term debt	5,160	—
Other liabilities	57,395	56,611

Total liabilities	152,045	118,632
Redeemable Non-Controlling Interest	1,633	—
Total shareholders’ equity	311,256	307,086

Total liabilities and shareholders’ equity	$464,934	$425,718

Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com